Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made effective this 5th day of January, 2018, by and between Karen L. Keegans (“Employee”) and Pentair Management Company on behalf of itself, its predecessors, subsidiaries and affiliated entities (collectively, “Company”).

1.     Separation Payment and Other Benefits. Provided Employee does not exercise her right of rescission under Section 8, the Company shall pay Employee the sum of $1,700,000.00, less applicable withholdings (the “Separation Payment”). The Separation Payment shall be paid as follows: (a) a first installment of $850,000.00, less withholdings, to be paid within twenty (20) days following Employee’s signature and delivery of this Agreement to the Company, and (b) a conditional second installment of $850,000.00, less withholdings, payable within twelve (12) months following the Separation Date provided Employee has remained in strict compliance with her obligations under this Agreement.

Employee will be paid her accrued and unused vacation balance (equivalent to four (4) weeks, less applicable withholdings) following the Separation Date with or without this Agreement. Further, provided Employee does not exercise her right of rescission under Section 8, the Company will pay to Employee an additional lump sum of $37,320.00 less applicable withholdings (the “COBRA Subsidy”), which Employee may use toward the cost of future health insurance premiums or for other purposes. The COBRA Subsidy will be paid to Employee at the same time the first installment of the Separation Payment is made.

As a participant in the Pentair Management Incentive Plan (“MIP”), Employee will receive a MIP bonus award for the 2017 year, subject to the terms and conditions of the MIP, with any payment earned under the MIP for the 2017 year payable in March 2018 at the same time other eligible participants in the MIP receive earned payments attributable to the 2017 year. Such MIP bonus amount will be calculated using Employee’s base salary in effect as of the Separation Date in accordance with the terms and conditions of the MIP. Further, provided Employee does not exercise her right of rescission under Section 8, then when the Company performs the 2017 year-end calculation in order to calculate the amount of the bonus payment for the 2017 year under the MIP, the SDF metric under the MIP shall be set at 100% of target. Employee shall not be eligible for any payment under the MIP for the 2018 year.

Employee understands and agrees that, except as provided above and in Section 10 below, she has no rights to or claims under any other bonus or incentive compensation plans of any type, including, but not limited to, the Pentair Management Incentive Plan, the Omnibus Stock Incentive Plan, the 2008 Omnibus Stock Incentive Plan, the 2012 Stock and Incentive Plan, the Flexible Perquisite Plan, the Pentair plc Employee Stock Purchase and Bonus Plan, the Pentair, Inc. Supplemental Executive Retirement Plan (together with its predecessors, the “SERP”), the Pentair Inc. Deferred Compensation plan (referred to as the “Sidekick Plan”), the Pentair, Inc. Retirement Savings and Stock Incentive Plan (the “401(k) Plan”), or any successor plans thereto, or any plans of employers acquired by the Company with respect to options, restricted stock, restricted stock units or performance units. The Omnibus Stock Incentive Plan, the 2008 Omnibus Stock Incentive Plan, the 2012 Stock and Incentive Plan, or any successor plans thereto, and any other plans of employers acquired by the Company under which Employee holds vested or unvested options, restricted stock, restricted stock units or performance units, are in the aggregate called the “Pentair Equity Plans” and the document(s) establishing the terms and conditions of the grants under the Pentair Equity Plans are called the “Terms & Conditions” in this Agreement. Provided Employee does not exercise her right of rescission under Section 8, the Company agrees that Employee’s options, restricted stock, restricted stock units or performance units under the Pentair Equity Plans, if any, will be treated in accordance with Section 10 of this Agreement.

2.    Discharge of Claims. In exchange for the benefits provided in this Agreement, Employee, on behalf of herself, her agents, representatives, attorneys, assignees, heirs, executors, and administrators, hereby covenants not to sue and hereby releases and forever discharges the Company, and its past and present employees, agents, insurers, officials, officers, directors, divisions, parents (including Pentair plc), subsidiaries, predecessors and successors, and all affiliated entities and persons, and all of their respective past and present employees, agents, insurers, officials, officers, and directors from any and all claims and causes of action of any type arising, or which may have arisen, out of or in connection with her employment or the separation of her employment with the Company, including but not limited to claims, demands or actions arising under the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Equal Pay Act, 42 U.S.C. § 1981, the Sarbanes-Oxley Act, the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Fair Credit Reporting Act, the Vocational Rehabilitation Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Lily Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1991, the Occupational Safety and Health Act, the Consumer Credit Protection Act, the American Recovery and Reinvestment Act of 2009, the Asbestos Hazard Emergency Response Act, Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Minnesota Human Rights Act, the Minnesota Equal Pay for Equal Work Law, the Minnesota Fair Labor Standards Act, the Minnesota Labor Relations Act, the Minnesota Occupational Safety and Health Act, the Minnesota Criminal Background Check Act, the Minnesota Lawful Consumable Products Law, the Minnesota Smokers’ Rights Law, the Minnesota Parental Leave Act, the Minnesota Adoptive Parent Leave Law, the Minnesota Whistleblower Act, the Minnesota Drug and Alcohol Testing in the Workplace Act, the Minnesota Consumer Reports Law, the Minnesota Victim of Violent Crime Leave Law, the Minnesota Domestic Abuse Leave Law, the Minnesota Bone Marrow Donation Leave Law, the Minnesota Military and Service Leave Law, the Minnesota Minimum Wage Law, the Minnesota Drug and Alcohol Testing in the Workplace Act, Minn. Stat. 176.82, Minnesota Statutes Chapter 181, the Minnesota Constitution, Minnesota common law, and all other applicable state, county and local ordinances, statutes and regulations. Employee further understands that this discharge of claims extends to, but is not limited to, all claims which she may have as of the date of this Agreement based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, retaliation, whistleblowing, promissory estoppel, fraud, wrongful discharge, or any other theory, whether legal or equitable, and any and all claims for wages, salary, bonuses, commissions, damages, attorney’s fees or costs. Employee acknowledges that this release includes all claims that she is legally permitted to release, and as such, does not apply to any vested rights under the Company’s retirement plans, nor does it preclude her from filing an administrative charge with a government agency, though she may not recover any damages or receive any relief from the Company if she does file such a charge.

3.    Separation From Employment. Employee’s employment with the Company ended on January 5, 2018 (“Separation Date”), and Employee is electing to sign this Agreement after her employment ended. Effective upon such Separation Date, Employee is deemed to resign from all positions of any nature held with respect to the Company, its affiliates, or any of their benefit plans.

4.    Confidential Information Acquired During Employment. Employee agrees that she will continue to treat, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information which Employee acquired while working for the Company. Employee agrees that she will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the Company. Employee acknowledges that any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure.

Immunity from Liability: Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law. The same immunity will be provided for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.    Confidentiality, No Disparaging Remarks. Employee represents and agrees that she will keep the terms and facts of this Agreement completely confidential, and that she will not disclose any information concerning this Agreement to anyone, except for her counsel, tax accountant, spouse or except as may be required by law or agreed to in writing by the Company or as otherwise required for Employee to enforce or defend her rights hereunder. Further, subject to Section 14 below, Employee shall not make any disparaging remarks of any sort or otherwise communicate any disparaging comments about the Company, its managers, officers or directors, or about any of the other released persons or entities identified in Section 2 to any other person or entity. The Company, for its part, agrees that its managers, officers and directors shall not make any disparaging remarks of any sort or otherwise communicate any disparaging comments about Employee to any other person or entity.

6.    Cooperation and Certification. At the request of the Company following the Separation Date and subject to Section 14 below, Employee will cooperate with the Company,

with Pentair plc and with any affiliate of Pentair plc in any claims or lawsuits where Employee has knowledge of the facts. Nothing in this Agreement prevents Employee from testifying at an administrative hearing, arbitration, deposition or in court in response to a lawful and properly served subpoena (provided Employee provides written notice of the service of the subpoena to the Company within twenty-four (24) hours of receipt), nor does it preclude Employee from filing an administrative charge with a government agency or cooperating with a government agency in connection with an administrative charge (though she may not recover damages or receive any relief from the Company if she does file such a charge as noted in Section 2 above). Finally, Employee certifies, warrants and represents that she has faithfully discharged her role with the Company at all times during her employment. Employee further certifies, warrants and represents that she is unaware of any actual or potential violations of law by the Company, Pentair plc, or any affiliate of Pentair plc.

7.    No Wrongdoing. Employee and the Company agree and acknowledge that the consideration exchanged herein does not constitute, and shall not be construed as, an admission of liability or wrongdoing on the part of Employee, the Company or any entity or person, and shall not be admissible in any proceeding as evidence of liability or wrongdoing by anyone.

8.    Notification of Release and Right to Rescind. This Agreement contains a release of certain legal rights which Employee may have, including rights under the Age Discrimination in Employment Act and the Minnesota Human Rights Act. Employee is advised that she should consult with an attorney regarding such release and other aspects of this Agreement before signing this Agreement. Employee understands that she may nullify and rescind this entire Agreement at any time within the next fifteen (15) days of the date of signature below by indicating her desire to do so in writing and delivering that writing to the Company c/o Jörg H. Kasparek, Vice President, Compensation & Benefits, Pentair plc, Suite 600, 5500 Wayzata Boulevard, Golden Valley, MN 55416, by hand or by certified mail. Employee further understands that if she rescinds this Agreement on a timely basis, the Company will not be bound by the terms of this Agreement, and, in such event, Employee will have no right to receive or right to retain the financial benefits conferred under this Agreement.

9.    Outplacement. Provided Employee does not exercise her right of rescission under Section 8 herein, then the Company shall pay for outplacement services for Employee’s benefit to be provided by a vendor selected by the Company to the extent such services are actually utilized by Employee within one (1) year following the Separation Date and to the extent the cost does not exceed the Company-determined maximum. In lieu of outplacement services, Employee may elect to receive a cash payment in the amount of $45,000.00, less applicable withholdings, by informing the Company in writing of such election within fifteen (15) days of the execution of this Agreement; if Employee makes such a timely election, the Company will provide the payment to her within sixty (60) days of the Separation Date.

10.    Restricted Stock Units, Performance Share Units and Stock Options under Pentair Equity Plans; Retirement Plans. Provided Employee does not exercise her right of rescission under Section 8, if Employee has unvested awards under the Pentair Equity Plans, the Company agrees to treat Employee’s unearned restricted stock units, performance share units, and nonqualified stock options and incentive stock options, or other accrued benefits under the Pentair Equity Plans as follows:

i.	Restricted Stock Units. Employee’s unvested Restricted Stock Units (RSUs) under the Pentair Equity Plans, if any, shall be treated by the Company as fully and immediately vested, effective as of the Separation Date. The value of Employee’s RSUs (settled in stock) shall be deposited into Employee’s Fidelity brokerage account (reduced by applicable withholdings) within one month following the Separation Date, or if later, within fourteen (14) days of the expiration of the rescission period under Section 8; provided, however, that if Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and if the RSUs would be considered deferred compensation under Section 409A, then the shares (reduced by applicable withholdings) will be deposited six (6) months following the Separation Date.

ii.	Performance Share Units. Employee’s outstanding Performance Share Units (PSUs) shall be converted to RSUs effective upon the spin-off of the Company’s electrical business into the new publicly traded company to be named nVent Electric plc. The value of the PSUs converted to RSUs shall be at the level of performance approved by the Compensation Committee, and following the conversion, the value of such RSUs (settled in stock) shall be deposited into Employee’s Fidelity brokerage account (reduced by applicable withholdings) effective upon the Separation Date.

iii.	Options. Employee’s unvested stock options under the Pentair Equity Plans, if any, shall remain outstanding (the “Outstanding Options”) and vest in accordance with the terms of the particular grant or award under the Pentair Equity Plans or applicable Terms & Conditions until the earlier of the expiration date of the award or the fifth anniversary of the Separation Date. The Outstanding Options may be exercised by Employee until the earlier of the expiration date of the particular award or within five (5) years after the Separation Date, at the time and in the manner permitted under the terms of the applicable Pentair Equity Plan and the applicable Terms & Conditions. Five (5) years after the Separation Date, all Outstanding Options unexercised by Employee shall be forfeited. Employee’s stock options under the Pentair Equity Plans that had vested prior the Separation Date (the “Previously Vested Options”) may be exercised by Employee at any time in accordance with the time and in the manner permitted under the terms of the applicable Pentair Equity Plan without regard to whether she signs this Agreement. The Previously Vested Options shall expire and become non-exercisable in accordance with the terms of the applicable Pentair Equity Plan and the Terms & Conditions without regard to whether Employee signs this Agreement.

As for Employee’s incentive stock options, they are eligible for preferential tax treatment if exercised within a period of ninety (90) days following the Separation Date, and if exercised more than ninety (90) days following the Separation Date, they will be taxed as ordinary income upon exercise.

iv.

Retirement Plans. Employee shall be entitled to receive payments under the Sidekick Plan and the 401(k) Plan (collectively, the “Retirement Plans”), without regard to whether Employee signs this Agreement. Payment or distributions of Employee’s Retirement Plans’ benefits will be made in accordance with the terms of the applicable Retirement Plan documents, deferral elections, Internal Revenue Code regulations, or the

Employee Retirement Income Security Act of 1974, including the requirement that if Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and if payments under the Retirement Plans would be considered deferred compensation under Section 409A, then the value (reduced by applicable withholdings) will be paid or begin to be paid no sooner than six (6) months following the Separation Date.

Employee acknowledges that it is Employee’s responsibility to review her personal Fidelity account and take action prior to the expiration dates for each grant.

11.    Narrow Post-Employment Restrictions.

(a) Definitions. For the purpose of Section 11 of this Agreement, the following definitions shall apply:

The Business. The “Business” means each of the business segments, business units, and subsidiary operations of Pentair plc and its subsidiary entities and affiliates on a global basis. The parties acknowledge that due to Employee’s executive position and global duties and responsibilities on behalf of Pentair plc and the Company: (i) she is familiar with all business segments and business units of Pentair plc; (ii) she has been materially involved in all business segments and business units of Pentair plc on a global basis; and (iii) she has received lucrative financial benefits as a result of her exposure to and involvement in all business segments and business units of Pentair plc on a global basis.

Competitor. “Competitor” means any economic concern, whether an entity or a person, that competes against the Business in any geographic market where the Company, Pentair plc or any of its affiliates does business.

Pentair Entities. “Pentair Entities” includes the Company, Pentair plc, any affiliate of Pentair plc and any entity that is a spin-off from Pentair plc or its subsidiaries.

Throughout her employment with the Company, Employee became intimately familiar with trade secrets, know-how, business strategies, marketing strategies, product development, proprietary information and confidential information concerning the Business and concerning the operations of the Company, Pentair plc and its affiliates. As a result of Employee’s intimate familiarity with the proprietary and confidential information regarding the Business, Employee acknowledges and agrees that she would be able to engage in unfair competition vis-à-vis the Pentair Entities in the event she were to: (i) become employed by or otherwise involved in any way with a Competitor; (ii) solicit or accept competitive business from customers of the Pentair Entities; or (iii) solicit employees of the Pentair Entities. Accordingly, Employee agrees to the narrow post-employment restrictions set forth in Sections 11(b) and 11(c) below.

(b) Non-Competition. Employee agrees that for a twenty-four (24) month period following the Separation Date, she will not (whether in her individual capacity or as an agent of a third party) become employed by, consult with, obtain an ownership interest in, render services to, or have any competitive involvement with a Competitor in any market in the world where Pentair Entities are conducting the Business.

(c) Non-Solicitation. Employee agrees that for a twenty-four (24) month period following the Separation Date, she will not, for herself or for any third party, directly or indirectly, (i) solicit or accept business from any customer of the Pentair Entities, or (ii) solicit any employee of the Pentair Entities the purpose of hiring such person or otherwise entice, induce or encourage, directly or indirectly, any such employee to leave his or her employment.

The parties acknowledge and agree that the requirement in Section 11(c)(ii) which prohibits Employee from directly or indirectly soliciting or otherwise enticing, inducing or encouraging any employee of the Pentair Entities to leave his or her employment is intended to prohibit and shall prohibit, without limitation, Employee from doing any of the following: (a) solicit for hire or solicit for retainer as an independent consultant or as contingent worker any employee of any of the Pentair Entities; (b) participate in the recruitment of any employee of any of the Pentair Entities, such as through interviewing; (c) serve as a reference for an employee of the Pentair Entities; (d) offer an opinion regarding the candidacy as a potential employee, independent consultant or contingent worker of an individual employed by the Pentair Entities; (e) assist or encourage any third party to pursue an employee of the Pentair Entities for potential employment, independent consulting or contingent worker opportunities; or (f) assist or encourage any employee of the Pentair Entities to leave the Pentair Entities in order to be an employee, independent consultant or contingent worker for a third party.

(d) Reasonableness and Notice. Employee agrees that in light of the money and benefits conferred to her under this Agreement, the narrow nature of the restrictive covenants imposed under Sections 11(b) and 11(c) are reasonable and will not result in any hardship to her. Further, Employee acknowledges and agrees that her breach of any obligation under this Section 11 would cause irreparable harm to the Pentair Entities and that such harm may not be compensable entirely with monetary damages. If Employee violates her obligations under this section, the aggrieved Pentair Entities may, but shall not be required to, seek injunctive relief and/or any other remedy allowed at law, in equity, or under this Agreement. Any injunctive relief sought shall be in addition to and not in limitation of any monetary relief or other remedies or rights at law, in equity, or under this Agreement. In connection with any suit at law or in equity under this Agreement, the Pentair Entities shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which Employee or any other entity or person has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, as a result of, growing out of, or in connection with the violation which is the subject of the suit. Further, in the event of Employee’s breach of this section, Employee shall disgorge the value of all payments and benefits conferred to her by virtue of this Agreement, including the Separation Payment. In addition to the foregoing, the Pentair Entities shall be entitled to collect from Employee any reasonable attorney’s fees and costs incurred in bringing any action against Employee or otherwise to enforce the terms of this Agreement. The parties agree that it is their intent that the restrictions in this Section 11 be enforced to the maximum allowable extent or modified to permit enforcement to the maximum allowable extent under the laws of Minnesota as determined by a court of appropriate jurisdiction in Minnesota, and the parties further agree to and acknowledge the sufficiency of the parties’ contacts with the State of Minnesota in order to confer exclusive jurisdiction of Minnesota courts applying Minnesota law.

Employee agrees that while the restrictive covenants imposed under this Section 11 are in effect, Employee shall give written notice to the Company within ten days after accepting any other employment, position, or ownership interest with any entity that has operations which compete with the operations of any of the Pentair Entities. Such written notice shall be delivered to the Company c/o Pentair General Counsel & Secretary, Pentair plc, Suite 600, 5500 Wayzata Boulevard, Golden Valley, MN 55416, by hand or by certified mail. Employee agrees that the Company may notify such new employer, company or corporate entity that Employee is bound by this Agreement and, at the Company’s election, furnish such employer, company or corporate entity with a copy of Section 11 of this Agreement.

12.    Return of Company Property. Employee covenants, warrants and represents that she has returned any and all Company property that was ever in her possession or under her control to the Company prior to her signature of this Agreement, and this covenant, warranty and representation expressly extends to (but is not limited to) security card, keys, codes, materials, books, files, laptop computer and cell phone.

13.    Minnesota Law, Forum and Merger. The terms of this Agreement shall be governed by the laws of the State of Minnesota, the location of Pentair’s main U.S. office, and shall be construed and enforced thereunder. Any dispute arising under this Agreement shall be determined exclusively by a Minnesota court of appropriate jurisdiction, and the parties acknowledge the existence of sufficient contacts to the State of Minnesota to confer exclusive jurisdiction upon courts in that state. This Agreement supersedes and replaces all prior oral and written agreements, understandings, and representations between Employee and the Company. Further, Employee understands and agrees that, except as provided in this Agreement, all claims which she has or may have against the Company and the other released parties are fully released and discharged by this Agreement. The only claim which Employee may hereafter assert against the Company or any of the other released parties is limited to an alleged breach of this Agreement.

14.    Administrative Charges, Investigations, and Proceedings. Nothing in this Agreement prohibits Employee from reporting possible violations of federal or state law or regulation to the government, including but not limited to the EEOC, Department of Justice, Securities and Exchange Commission, Congress, and any agency inspector general, or filing a charge with or participating in an investigation or proceeding conducted by the EEOC or a comparable state or local agency (collectively, any such activity shall be referred to as a “Government Report”). Employee does not need prior authorization of the Company to make a Government Report and is not required to notify the Company that she has made a Government Report. The restrictions in Sections 5-6 above regarding confidentiality, non-disparagement and cooperation do not apply in connection with a Government Report. Notwithstanding the provisions of this Section 14, Employee’s release of claims in Section 2 above waives any alleged right to recover any monetary damages, receive payment for attorneys’ fees, costs or disbursements or receive any relief from the Company in connection with any matter, including a Government Report, but this Agreement does not limit any right of Employee to receive a reward from the government for providing it information in connection with a Government Report.

15.    Construction of this Agreement and Severability. Should this Agreement require judicial interpretation, the court shall not construe the Agreement more strictly against any party,

including the party who prepared it. Any portions of this Agreement found by a court of competent jurisdiction to be invalid, illegal, overly broad or unenforceable in any respect shall be revised to the minimum amount necessary in order to be valid and enforceable.

16.    Employee Understands the Terms of this Agreement. Other than stated herein, Employee warrants that (a) no promise or inducement has been offered for this Agreement; (b) this Agreement is executed without reliance upon any statement or representation of the Company or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) Employee is legally competent to execute this Agreement and accepts full responsibility therefor; (d) the Company has advised Employee to consult with an attorney, and Employee has had a sufficient opportunity to consult with an attorney; (e) the Company has allowed Employee twenty-one (21) days within which to consider this proposed Agreement; and (f) Employee fully understands this Agreement and has been advised by counsel (or has consciously chosen not to seek counsel) of the consequences of signing this Agreement. The parties acknowledge and agree that if Employee has not signed this proposed Agreement within the twenty-one (21) day period following the Company’s presentation of the offer of this Agreement to Employee, then the offer of this Agreement shall expire by its own terms and be of no further force or effect without any further action required on the part of the Company.

EMPLOYEE

Dated: January 5, 2018	/s/ Karen L. Keegans
Karen L. Keegans

Dated: January 5, 2018	PENTAIR MANAGEMENT COMPANY

	By	/s/ Randall J. Hogan
Randall J. Hogan
Chairman & Chief Executive Officer

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